                                                                    Exhibit 5.01

                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]




June 25, 1999



internet.com Corporation
20 Ketchum Street
Westport, Connecticut 06880

Ladies and Gentlemen:

We have acted as counsel to internet.com Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-76331) (as amended, the "Registration Statement") relating to the offer and sale by the Company of up to 3,400,000 shares (together with any additional shares of such stock that may be issued by the Company and registered pursuant to Rule 462(b) (as prescribed by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) in connection with the offering described in the Registration Statement, the "Company Shares") of the common stock of the Company, par value $.01 per share
("Common Stock") and the sale by a selling stockholder of up to 510,000 shares of Common Stock (the "Selling Stockholder Shares") upon and subject to the exercise of the underwriters' over-allotment option.

We have examined copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company, the Registration Statement, all resolutions adopted by the Company's Board of Directors, the Merger Agreement of internet.com LLC with and into internet.com Corporation relating to the merger of internet.com LLC with and into the Company (the "Merger"), and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that:

         (1) the Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware;

         (2) the Company Shares, when duly issued, sold and paid for in accordance with the terms of the Prospectus included as part of the Registration Statement, will be legally issued, fully paid and non-assessable; and

         (3) the Selling Stockholder Shares have been legally issued, fully paid and non-assessable.

We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher